UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 18, 2009

VERIGY LTD.

(Exact name of registrant as specified in its charter)

Singapore	000-52038	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Verigy Ltd.

No. 1 Yishun Ave. 7

Singapore 768923

(Address of principal executive offices, including zip code)

+65 6755-2033

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On February 19, 2009, Verigy Ltd. (the “Company”) issued a press release regarding Verigy’s financial results for its fiscal quarter ended January 31, 2009. A copy of Verigy’s press release is attached hereto as Exhibit 99.1.

The Company includes in the press release certain non-GAAP financial measures, including non-GAAP net loss. As required by Regulation G, the press release contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures as well as a discussion of management’s uses of, and rationale for presenting, the non-GAAP financial measures.

The information contained in Item 2.02 of this Current Report and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On February 19, 2009, Verigy announced that in light of continuing deteriorating economic conditions and market uncertainties, it intends to implement additional cost-saving and restructuring actions designed to lower cash burn and bring operating expenses more in line with current market conditions. In addition to the previously planned cost-cutting and restructuring actions announced in November 2008, Verigy plans, among other things, to make further reductions to its global workforce, shorten work time and make temporary reductions to base salaries.

The timing and scope of the anticipated reductions in the Company’s workforce will vary by country based on local legal requirements. When completed, these cost-saving and restructuring actions are expected to result in an additional reduction in quarterly operating expenses of approximately $12 million. The Company expects that certain charges under the program will result in cash expenditures and that these charges are expected to be recorded in fiscal 2009, although actual payment of accrued restructuring charges are expected to continue into at least fiscal 2010.

Due to the variability of costs associated with employee separation programs, we are unable at this time to make a good faith determination of the cost, or estimated range of costs, associated with the program. We will provide updated information, including cost estimates, when available.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Cash Compensation

As part of Verigy Ltd.’s overall cost reduction efforts in response to current economic conditions, on February 18, 2009, the Compensation Committee approved management-recommended temporary reductions in the base salaries of the Company’s executive officers effective for pay periods beginning on or after February 16, 2009 and continuing until such time as the Compensation Committee determines to reinstate the full amount of the 2009 base compensation. The base salaries of the Company’s Chief Executive Officer and President, Chief Financial Officer, Vice President of Memory Test, Vice President of Sales, Service and Support will be reduced by 10%. The base compensation of the Company’s Vice President, SOC Test will remain unchanged but actual compensation will be reduced by at least 10% primarily through unpaid leave. The reduced base compensation for each of the named executive officers is set forth below.

Name/Title of Executive	2009 Base Compensation (1)	Temporary Reduced Base Compensation
Keith Barnes, President and Chief Executive Officer	$582,400		$524,160
Robert Nikl, Chief Financial Officer	$335,000		$301,500
Gayn Erickson, Vice President, Memory Test	$268,000		$241,200
Pascal Rondé, Vice President Sales, Service and Support	$319,000		$287,100
Hans-Juergen Wagner, Vice President, SOC Test(2)	$264,000	$	—N/A—

(1)	2009 base compensation was unchanged from fiscal 2008.

(2)	Mr. Wagner’s base rate of compensation will remain unchanged but actual compensation will be reduced by at least 10%, primarily through Mr. Wagner taking unpaid leave.

Director Compensation

Each of the outside directors has also agreed to a temporary 10% reduction in the annual cash retainer paid to directors. This reduction will be implemented with the payment of fees following the Company’s Annual Meeting to be held April 14, 2009.

Safe Harbor Statement

This report contains forward-looking statements, including those regarding the expected nature, timing, reductions, objectives, expected cost savings, and charges associated with the Company’s cost-saving and restructuring actions. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: uncertain global and economic market conditions; Verigy’s ability to implement the actions as planned; retention of key employees; changes in Verigy’s business requirements; the possibility that benefits of the actions may not materialize as expected; and other risks described in Verigy’s SEC filings and the press release furnished herewith. Verigy undertakes no obligation to revise or update any forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished herewith:

Exhibit Number	Description

99.1	Text of press release issued by Verigy Ltd. on February 19, 2009, regarding financial results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verigy Ltd.

By:	/s/ Kenneth M. Siegel
Kenneth M. Siegel

Date: February 19, 2009

EXHIBIT INDEX

Exhibit Number	Description

99.1	Text of press release issued by Verigy Ltd. on February 19, 2009, regarding financial results